Exhibit 99.1

EMPIRE STATE REALTY TRUST, INC. PROVIDES THIRD QUARTER

2013 OPERATIONAL AND PORTFOLIO UPDATE

- Portfolio Leased Percentage Up 240 Basis Points from Second Quarter 2013 -

- Manhattan Office Cash Rents Up 6.2% -

- Achieves Quarterly Record for Observatory Visitors -

New York, New York, November 11, 2013 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced operational and performance metrics for its portfolio for the third quarter 2013. The Company completed its initial public offering (“IPO”) and related formation transactions on October 7, 2013, and intends to release financial results for its predecessor for the third quarter 2013 when it files its Form 10-Q. For all periods prior to the IPO and the formation transactions, the predecessor results of operations contain unconsolidated results for certain entities, including the Empire State Building, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue, which make up a significant portion of the Company subsequent to the completion of the IPO and formation transactions.

Third Quarter Highlights:

•	Total portfolio was 85.7% leased, up 240 basis points from June 30, 2013; including signed leases not commenced (“SLNC”), the total portfolio was 87.5% leased at September 30, 2013

•	Manhattan office portfolio (excluding the retail component of these properties) was 83.7% leased, up 170 basis points from June 30, 2013; including SLNC, the Manhattan office portfolio (excluding the retail component of these properties) was 86.2% leased at September 30, 2013

•	Empire State Building was 82.0% leased, up 400 basis points from June 30, 2013; including SLNC, the Empire State Building was 83.2% leased at September 30, 2013

•	Executed 53 leases, representing 241,485 rentable square feet across the portfolio, achieving 7.6% increase in mark-to-market rent over previously fully escalated rents on new, renewal, and expansion leases; forty-six of these leases, representing 233,600 rentable square feet, were within the Manhattan office portfolio, achieving 6.2% increase in mark-to-market rent over previously fully escalated rents on new, renewal and expansion leases

•	Recorded a 15.9% increase in revenue at the Empire State Building Observatory compared to the third quarter 2012

•	After the third quarter 2013, completed the IPO and formation transactions including the issuance of 82.225 million shares in an IPO, raising approximately $884.1 million net of offering costs, and closing on an $800 million secured revolving and term credit facility

“Our portfolio demonstrated performance gains as we continued to implement our renovation, repositioning and leasing strategies,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman, Chief Executive Officer, and President. “We believe that our properties have competitive advantages including excellent locations at attractive values, and our program to reposition and retrofit our Manhattan portfolio creates strong tenant demand and enhances our operating margins. We believe the successful completion of our formation transactions and IPO in October has given the pathway to full integration and positions us well for the future with an excellent balance sheet and operating platform.”

Portfolio Operations:

The Company reported that its total portfolio, containing 8.4 million rentable square feet of office and retail space, was 85.7% leased at the end of the third quarter 2013. Percentage leased was up 240 basis points from 83.3% at the end of the second quarter 2013, and up 550 basis points from 80.2% at the end of the third quarter 2012. Including SLNC, the Company’s portfolio was 87.5% leased at September 30, 2013.

The Company’s office portfolio (excluding the retail component of these properties), containing 7.8 million rentable square feet, was 85.2% leased at the end of the third quarter 2013, up 170 basis points from the end of the second quarter of 2013, and up 540 basis points the end of the third quarter of 2012. Including SLNC, the Company’s office portfolio, excluding the retail component of these properties, was 87.1% leased at September 30, 2013.

The Manhattan office portfolio (excluding the retail component of these properties), containing 5.9 million rentable square feet was 83.7% leased, up 170 basis points from the end of the second quarter 2013, and up 670 basis points from the end of the third quarter 2012. Including SLNC, the Company’s Manhattan office portfolio (excluding the retail component of these properties), was 86.2% leased at September 30, 2013.

The Company’s retail portfolio, containing approximately 645,000 rentable square feet, was 91.6% leased at the end of the third quarter 2013, which includes the commencement of a lease with Urban Outfitters Inc. at 1333 Broadway, representing 56,730 rentable square feet signed prior to June 30, 2013. This compares to 80.4% at the end of the second quarter of 2013, and compares to 85.6% at the end of the third quarter of 2012. Including SLNC, the Company’s retail portfolio was 92.0% leased at September 30, 2013.

Leasing:

For the quarter ended September 30, 2013, the Company executed 53 leases within the total portfolio, comprising 241,485 rentable square feet. Total leasing volume included 51 office leases, comprising 239,585 rentable square feet, and two retail leases, comprising 1,900 rentable square feet.

On a blended basis, the 53 new, renewal and expansion leases signed within the total portfolio during the quarter had an average starting rental rate of $46.96 per rentable square foot, representing an increase of 7.6% over the prior in-place rent on a fully escalated basis.

Leases signed in the Third Quarter 2013 for the Manhattan office portfolio included:

•	29 renewal leases, comprising 76,677 rentable square feet, with an average starting rental rate of $46.02 per rentable square foot, representing an increase of 3.2% over the prior in-place rent on a fully escalated basis, and

•	17 new leases comprising 156,923 rentable square feet, with an average starting rental rate of $46.39 per rentable square foot, representing an increase of 7.7% over the prior in-place rent on a fully escalated basis.

Significant leases that were executed during the third quarter included:

•	At One Grand Central Place, the Company signed a 64,361 rentable square foot lease with Gerson Lehrman Group, the world’s largest membership-based network for professional learning and expertise, for its new global headquarters. The lease term is 12.8 years.

•	At 1350 Broadway, the Company signed a 37,609 rentable square foot lease with Tarter Krinsky & Drogin LLP, a New York City based law firm that included an extension of its existing lease term and expansion of 9,745 rentable square feet. The new lease term is 14.2 years.

•	At 1359 Broadway, the Company signed a 28,741 rentable square foot lease with Ariela-Alpha International LLC, a privately-held global manufacturer of branded and private label intimate apparel, for a term of 11.7 years.

•	At One Grand Central Place, the Company signed a 12,720 rentable square foot lease with Hafetz Necheles & Rocco LLP, a New York City law firm, for a lease term of 10.5 years.

Empire State Building Update:

The Company continues to renovate and release the 2.9 million rentable square foot Empire State Building, its flagship property. At September 30, 2013, the Empire State Building was 82.0% leased; including SLNC, the Empire State Building was 83.2% leased.

In the third quarter 2013, the Company executed six office leases at the Empire State Building, representing 22,072 rentable square feet. Earlier this year, the Company entered into an agreement with the Patina Group to supervise the design and construction of and manage a new restaurant in the building, which will be owned by the Company. In addition, the Company has commenced construction of a new state-of-the-art tenants-only fitness center, to be located in space on the building’s concourse, its first below grade level. The restaurant and fitness center are expected to open by the beginning of the second quarter 2014.

The Empire State Building Observatory hosted a record 1.39 million visitors in the third quarter 2013, representing a 3.6% increase from the same period of 2012. Observatory revenue grew 15.7% to $33.1 million, from $28.6 million in the third quarter of 2012 through a combination of a better mix of ticket categories and direct sales to visitors.

For the nine months ending September 30, 2013, the Empire State Building Observatory recorded a 1.1% increase to 3.28 million visitors, from the same period in 2012. Observatory revenue was $76.7 million, a 12.0% increase from $68.5 million for the nine months ending September 30, 2012.

Balance Sheet and Financial Transactions:

On October 2, 2013, the Company completed its IPO and issued 82.225 million shares of Class A common stock at $13.00 per share, including the full exercise of the underwriter’s option to purchase additional shares, raising aggregate net proceeds of approximately $884.1 million. Upon completion of the IPO, the Company had approximately 245.5 million shares outstanding on a fully diluted basis, including shares of Class A common stock, shares of Class B common stock, and operating partnership units.

In connection with its IPO and formation transaction, the Company put in place an $800.0 million secured revolving and term credit facility. As of October 31, 2013, the outstanding balance on the term loan was $300.0 million. The secured revolving and term credit facility has an accordion feature, allowing for an increase in maximum aggregate principal balance to $1.25 billion under certain circumstances.

•	The term loan portion of the facility bears interest at a rate of LIBOR plus a spread ranging from 1.00% to 2.00% per annum, depending upon leverage metrics and/or ratings levels (currently 1.35% per annum). The loan has a term of five years.

•	The revolver bears interest at a rate of LIBOR plus a spread ranging from 0.925% to 1.70% per annum, depending upon leverage metrics and/or ratings levels (currently 1.20% per annum). The revolver has an initial term of four years, with a one-year extension option subject to certain conditions. At October 31, 2013, the revolver had a zero balance.

Upon completion of the IPO and formation transactions, the Company had total debt outstanding of approximately $1.2 billion, with a weighted average interest rate of 4.61% per annum, and a weighted average term to maturity of 3.3 years. The Company has no debt maturing during the remainder of 2013, and $199.1 million maturing in 2014.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 8.4 million rentable square feet, as of September 30, 2013, consisting of 7.8 million rentable square feet in 12 office properties, including seven in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 645,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage and has an option to acquire two additional Manhattan office properties encompassing approximately 1.5 million rentable square feet of office space and over 150,000 rentable square feet of retail space at the base of the buildings.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in the Company’s prospectus relating to the IPO, including those set forth under the headings “Risk Factors,” “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.” While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the prospectus relating to the initial public offering, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Brandy Bergman/Hugh Burns

Sard Verbinnen & Co.

(212) 687-8080